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                                                                    Exhibit 23.2




CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated March 9, 2000 accompanying the consolidated financial statements of Medis Technologies Ltd. and Subsidiaries ("the Company") as of December 31, 1999 and for each of the two years in the period ended December 31, 1999, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."



GRANT THORNTON LLP


New York, New York
July 10, 2001